FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACT
Qrons Inc.
Mr. Jonah Meer
E: jmeer@qrons.com
P: 786-620-2140

Qrons Announces Signing of Option Agreement with Dartmouth College
Agreement will allow for further research developing innovative 3D printable, bio compatible materials and stem cell delivery techniques for Qrons' traumatic brain injury treatment. Qrons to also finance patent prosecution by Dartmouth

Miami, Florida, October 20, 2017 /ACCESSWIRE/ – Qrons Inc. (OTCPK: QRON) ("Qrons " or the "Company"), a preclinical biotechnology company developing advanced cell-based solutions to combat neuronal injuries with a laser focus on traumatic brain injuries ("TBIs"), announced today the signing of an Option Agreement with Dartmouth College ('Dartmouth"). Qrons which has been conducting a research study with Professor Chenfeng Ke of the Chemistry Department at Dartmouth, will now have a one-year exclusive option to negotiate, a worldwide, royalty‑bearing, exclusive license with Dartmouth for Professor Ke's 3D printable materials in the field of human and animal health. During the option period, Qrons will have the right to continue the ongoing research and evaluate the materials through joint studies.

Under the Option Agreement, Qrons will finance the prosecution of patents by Dartmouth to protect the intellectual property. Qrons and Dartmouth will cooperate to determine the appropriate timing and scope of any such intellectual property protection efforts.

The Option Agreement provides for the payment by Qrons of an initial and annual license fees and royalty payments based upon Qrons' product sales, as part of a final negotiated License Agreement.

"Our joined teams are developing innovative 3D printable, bio compatible advanced materials and stem cell delivery techniques to treat TBI. We are excited with the opportunity to continue our work with Professor Ke's team to introduce our technologies into what we believe to be our superior TBI treatment" said Ido Merfeld, Qrons' co-founder, President and Head of Product Development.

"This is another achievement milestone in our first year of operation" added Jonah Meer, Qrons' co-founder and Chief Executive Officer.

Added Professor Ke at Dartmouth "We are excited that Qrons has chosen to enter into this Agreement following our initial studies. Working together these last few months have unlocked the potential possibilities of our smart materials in the health science field."

About Qrons Inc.
Headquartered in Miami, Florida, Qrons Inc. (the "Company") is a publicly traded preclinical stage biotechnology company developing advanced cell-based solutions to combat neuronal injuries with a laser focus on traumatic brain injuries. The technology could potentially treat a wide range of neurodegenerative diseases. The Company's treatment integrates proprietary, engineered mesenchymal stem cells 3D printable scaffolding, smart materials and a novel delivery system. The Company entered into a license and research funding agreement ("License Agreement") with Ariel University R&D Co., Ltd., a wholly owned subsidiary of Ariel University of Samaria, based in Ariel, Israel.  In consideration for payments under the License Agreement, the Company received an exclusive worldwide royalty-bearing license in Ariel patents and know-how to develop and commercialize products for neuronal tissue regeneration and/or repair, resulting from Ariel's research or technology or the Company's research funding. The Company is also conducting a research study with Professor Chenfeng Ke of the Chemistry Department at Dartmouth College aiming to develop innovative 3D printable, biocompatible advanced materials and stem cell delivery techniques to treat TBI. Qrons entered into an Option Agreement with Dartmouth in October 2017 for a one-year exclusive option to negotiate, a worldwide, royalty‑bearing, exclusive license for Professor Ke's 3D printable materials in the field of human and animal health. Please visit http://www.qrons.com.

About Dartmouth College
Founded in 1769, Dartmouth College is a member of the Ivy League and consistently ranks among the world's greatest academic institutions. Dartmouth has forged a singular identity for combining its deep commitment to outstanding undergraduate liberal arts and graduate education with distinguished research and scholarship in the Arts & Sciences and its three leading professional schools—the Geisel School of Medicine, Thayer School of Engineering, and the Tuck School of Business.

Safe Harbor Statement
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements concerning our future product development plans, other statements regarding future research, and any other statements which are other than statements of historical fact. These statements involve risks, uncertainties and assumptions that could cause the Company's actual operations, results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. The Company has in some cases identified forward-looking statements by using words such as "anticipates," "believes," "hopes," "estimates," "looks," "expects," "plans," "intends," "goal," "potential," "may," "suggest," and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are the Company's need for, and the availability of, substantial capital in the future to fund its operations and research and development; successful development of clinical studies for any product we may develop, U.S. Food and Drug Administration clearance for any products developed, manufacturing of a commercially-viable version of our system and demonstration of safety and effectiveness sufficient to generate commercial orders by customers for any product we may develop. A more complete description of these risk factors is included in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

Contact:
Jonah Meer 786-620-2410
Email:  jmeer@qrons.com
SOURCE Qrons Inc.